Exhibit 23.3 - Consent of R. Allan Doherty, P. Geo.

R. ALLAN DOHERTY, P. GEO.
106A Granite Road
Whitehorse, Yukon
Canada, V1A 2V2

To: United States Securities and Exchange Commission

I, R. Allan Doherty, Professional Engineer, do hereby consent to the filing, with the regulatory authorities referred to above, the technical report entitled “Technical Report on the Alki Creek Property, Klondike Area, Yukon” dated March 23, 2007 (the “Technical Report”), and to the written disclosure of the Technical Report and of extracts from or a summary of the Technical Report in the written disclosure in any Offering Memorandum, other offering documents, Form SB-2 registration statement, or an Annual Information Form of Portage Resources Inc.

I hereby consent to the inclusion of my name as an expert in Portage Resources Inc. Form SB -2 registration statement as filed with your office.

I hereby certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report in the written disclosure in this Form SB-2 registration statement, other offering documents, or an Annual Information Form of Portage Resources Inc..

Dated: May 14, 2007

[Seal of Stamp of Qualified Person]
R. ALLAN DOHERTY

R. Allan Doherty